UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2019

EXPLANATORY NOTE

The following disclosures supplement the definitive proxy statement filed by Core-Mark Holding Company, Inc. (the “Company”) with the Securities and Exchange Commission on April 8, 2019 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s board of directors (the “Board”) for the above-referenced annual meeting of stockholders and any adjournment or postponement thereof. There are no other changes to the Proxy Statement or the matters to be considered by the Company’s stockholders. This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. Terms used in this supplement to the Proxy Statement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE CONCERNING
PROPOSAL 1. ELECTION OF DIRECTORS

After the Proxy Statement was furnished to stockholders one of our directors, Rocky Dewbre, changed his principal occupation. Consequently, in connection with Proposal 1. (Election of Directors), the information set forth in the biography for nominee Rocky Dewbre under the heading “Nominees for Director” on page 7 of the Proxy Statement is amended and restated in its entirety below:

Rocky Dewbre, 53, has served as a Director of Core-Mark since January 2019. Mr. Dewbre was the Chief Executive Officer of Empire Petroleum Partners, LLC in Dallas, Texas from September 2017 to April 2019, and continues to serve as an advisor to its board. He served as a board member for CST Brands, Inc. from 2016 until 2017 when it was acquired by Alimentation Couche-Tard. Prior to CST Brands’ board, Mr. Dewbre served as Executive Vice President at SUNOCO LP from 2014 to 2015. From 1992 until 2014, Mr. Dewbre served in a variety of leadership positions at Susser Holdings Corporation (“Susser”). Prior to Susser, he worked for Atlantic Richfield as an internal auditor and Deloitte & Touche as an auditor. Mr. Dewbre has a B.B.A. from Texas Tech University in Accounting and Management Information Systems and an MBA from the University of Texas at Austin. He also completed the Authentic Leadership Development program at Harvard University. Mr. Dewbre was nominated to serve on the Board of Core-Mark based on his extensive experience in the convenience retail industry and his financial expertise.

In addition, in connection with Proposal 1. (Election of Directors), the information set forth under the heading “Policy Regarding Change in Principal Employment of Director” on page 13 of the Proxy Statement is amended and restated in its entirety below:

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve. In February 2019, Laura J. Flanagan submitted to the Chairman of the Governance Committee her offer to resign from the Board due to her resignation as CEO of Foster Farms. The Governance Committee discussed and considered Ms. Flanagan’s offer of resignation and recommended to the Board that Ms. Flanagan continue to serve as a Director. The full Board agreed with the Governance Committee’s recommendation. In April 2019, Rocky Dewbre submitted to the Chairman of the Governance Committee his offer to resign from the Board due to his resignation as CEO of Empire Petroleum Partners, LLC. The Governance Committee discussed and considered Mr. Dewbre’s offer of resignation and recommended to the Board that Mr. Dewbre continue to serve as a Director. The full Board agreed with the Governance Committee’s recommendation.

SUPPLEMENTAL DISCLOSURE CONCERNING
PROPOSAL 3. APPROVAL OF THE CORE-MARK HOLDING COMPANY, INC.
2019 LONG-TERM INCENTIVE PLAN

As described in the Proxy Statement, the Board is asking you to approve the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”), which was adopted, subject to stockholder approval, by the Board on March 26, 2019.

In connection with Proposal 3. (Approval of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan), the information set forth in the paragraph titled “Eligibility” on page 43 of the Proxy Statement is amended and restated in its entirety below:

Eligibility
Any person who is an employee, officer, non-employee director, consultant or advisor to the Company or any of its subsidiaries or affiliates can participate in the 2019 LTIP, at the Committee’s discretion. The Company currently expects that approximately 8,400 employees (including 19 officers), nine non-employee directors, 20 consultants and no advisors to the Company will be eligible to participate in the 2019 LTIP; however, these numbers will vary over time. The basis for participation in the 2019 LTIP by any of such persons is selection by the Committee, in its discretion, to receive an award and become a participant under the 2019 LTIP. In selecting persons to receive awards and become participants, the Committee will consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the Committee to designate that person to receive an award in any other year. We currently expect that in the aggregate the significant majority of awards under the 2019 LTIP will be made to our officers, division presidents and non-employee directors.